EXHIBIT 99.1

MPW Industrial Services Group, Inc.

9711 Lancaster Road S.E.

Hebron, Ohio 43025

www.mpwservices.com

At the Company:

Robert Valentine

Vice President, Chief Operating Officer and Chief Financial Officer

(740) 927-8790

FOR IMMEDIATE RELEASE

MONDAY, FEBRUARY 13, 2006

MPW REPORTS FISCAL SECOND QUARTER RESULTS

HEBRON, Ohio, February 13, 2006 – MPW Industrial Services Group, Inc. (NASDAQ:MPWG) today announced total revenue of $26.5 million for the second fiscal quarter ended December 31, 2005. Revenue was up $3.5 million from $23.0 million for the quarter ended December 31, 2004. The Company reported net income of $0.3 million, or $0.03 per share, for the second fiscal quarter ended December 31, 2005, compared with a net loss of $(23) thousand, or $0.00 per share, for the same period last year.

CEO Comments

Monte Black, Chairman and Chief Executive Officer, commented, “We are encouraged by the revenue growth over both prior quarter and prior year; however, the bottom line fell short of our expectations. Mr. Black added, “While cross marketing sales efforts have resulted in new business from existing customers and new customers, the increased revenues did not have the desired impact on net income.” Mr. Black added, “Our bottom line continues to be impacted by significantly higher fuel and chemical costs as well as increased professional fees and workers compensation costs. The Company continues to pursue ways to control these and other costs to further increase profitability.”

Quarterly Discussion

The 14.9% increase in revenues to $26.5 million for the quarter ended December 31, 2005 was primarily the result of increases in all of the Company’s reportable segments. The increase in revenues within the Industrial Cleaning segment was primarily the result of additional base and outage work for several new customers, while the Facility Maintenance and Support Services segment revenues increased as a result of increased work for both new and existing customers. The increase in revenues within the Industrial Container Cleaning segment was primarily the result of increased volume primarily driven by higher production in the automotive industry. The increase in revenues within the Industrial Water Process Purification segment was primarily the result of increased work for both new and existing customers, combined with an increased volume of industrial water purification trailers supplied to customers on an emergency basis as a result of colder temperatures in the second quarter of fiscal 2006.

Income from operations was $0.9 million, or 3.3% as a percentage of revenue, for the three months ended December 31, 2005 compared to income from operations of $0.2 million, or 0.9% as a percentage of revenue, for the three months ended December 31, 2004. The increase in operating income was driven by improved revenues combined with decreased reliance on subcontract and temporary services and lower depreciation expense, partially offset by higher fuel and chemical costs and increased professional fees and workers compensation costs.

Corporate Profile

Founded in 1972, MPW Industrial Services Group, Inc. is a leading provider of integrated, technically-based industrial cleaning and related facilities support services in North America. MPW offers four principal service lines that are integral to a wide variety of manufacturing processes. These four service lines are industrial cleaning, facility maintenance and support services, industrial container cleaning and industrial process water purification.

Forward-Looking Statements

The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, competitive and other market factors, customer purchasing behavior, general economic conditions and other facets of the Company’s business operations. Additional information about these and other risks and uncertainties can be found in “Investment Considerations” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005; and in other documents the Company files or has filed with the Securities and Exchange Commission. Further information may also be obtained at the Company’s Internet site: www.mpwservices.com.

MPW INDUSTRIAL SERVICES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2005	June 30, 2005
	(unaudited)
ASSETS
Cash	$1,114	$744
Accounts receivable, net	19,121	16,723
Inventories	1,844	2,002
Deferred income taxes	1,504	1,264
Prepaid expenses	763	1,066
Other current assets	—	15

Total current assets	24,346	21,814

Property and equipment, net	29,232	28,192
Goodwill	5,487	5,487
Other intangibles, net	6,131	6,503
Other assets	474	243

Total assets	$65,670	$62,239

LIABILITIES
Accounts payable	$5,144	$3,547
Accrued compensation and related taxes	2,139	1,899
Current maturities of long-term debt	1,222	1,234
Other accrued liabilities	6,297	5,518

Total current liabilities	14,802	12,198

Long-term debt	16,411	16,410
Deferred income taxes	1,363	1,806
Other long-term liabilities	219	—

Total liabilities	32,795	30,414

SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value; 30,000,000 shares authorized; 10,716,207 shares issued and outstanding at December 31, 2005 and June 30, 2005, respectively	107	107
Additional paid-in capital	41,047	40,936
Accumulated deficit	(8,356)	(9,223)
Accumulated other comprehensive income	77	5

Total shareholders’ equity	32,875	31,825

Total liabilities and shareholders’ equity	$65,670	$62,239

MPW INDUSTRIAL SERVICES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
	(unaudited)
Revenues	$26,468	$23,035	$51,754	$45,860
Cost of services (including depreciation)	21,057	18,366	41,048	36,404

Gross profit	5,411	4,669	10,706	9,456
Selling, general and administrative expenses	4,494	4,412	9,165	8,761
Other general (income) expense	33	46	(422)	38

Income (loss) from operations	884	211	1,963	657
Other expense
Other expense	(39)	—	(29)	—
Interest expense, net	(258)	(263)	(517)	(547)

Income (loss) from operations before provision (benefit) for income taxes	587	(52)	1,417	110
Provision (benefit) for income taxes	257	(29)	550	36

Net income (loss)	$330	$(23)	$867	$74

Net income (loss) per share, basic and diluted	$0.03	$—	$0.08	$0.01

Weighted average shares outstanding	10,716	10,709	10,716	10,709
Weighted average shares outstanding, assuming dilution	10,732	10,709	10,738	10,768